News Release	For Immediate Release

Contact: Jeff Laudin	April 15, 2010
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Announces First Quarter Results

Highlights:

•	First quarter net earnings fall 54% on a 19% decrease in sales, and acquisition related expenses.

•	Significant decline in Utility Support Structures Segment sales and operating income.

•	Engineered Support Structures Segment sales and operating income pressured by weak lighting and communication markets.

•	Irrigation Segment operating income increased 29% on a 5% improvement in sales.

•	Severe winter weather throughout the northern hemisphere impeded delivery of product to customers.

•	The total first quarter net earnings reduction from the proposed acquisition of Delta, plc was $3.3 million of expense.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported sales for the first quarter of $367.4 million compared with $455.2 million for the same period of 2009. First quarter 2010 net earnings were $16.5 million, or $0.62 per diluted share, versus first quarter 2009 net earnings of $35.9 million, or $1.37 per diluted share.

First Quarter Review:

“The key driver of first quarter results was the performance of our global utility business,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Our utility customers cut capital spending as reduced demand for electricity lowered their revenue. This led to a 38% decline in our Utility Support Structures Segment sales and a nearly 2/3 drop in operating income compared with last year’s record first quarter.

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“Sales in the Engineered Support Structures Segment were lower as a decline in state and local tax revenues in North America pressured state budgets. As a result, we believe some states found it difficult to match federal highway funds on large roadway projects. The lack of a new multi-year U.S. highway bill further weighed on demand for lighting and traffic structures. Global sales of wireless communication structures were also weak.

“Irrigation Segment sales increased primarily due to what we believe is an improvement in farmer sentiment in North America compared to last year. Coatings Segment sales declined as a result of weakness in the industrial economy.

 “A harsh winter and unusual amounts of snow delayed shipments and our customers’ ability to install product in the field and somewhat impacted productivity at many of our plants around the world. This combined with lower overall volumes and some associated deleverage of fixed costs led to a 46% reduction in operating income.

“Expenses and fees related to the proposed acquisition of Delta, plc of approximately $3.3 million after tax were an additional burden on net earnings. In support of our proposed Delta acquisition we issued $300 million of Senior Unsecured Notes with a 10 year maturity and a 6 5/8 coupon.”

First Quarter Segment Review:

Utility Support Structures Segment (31% of 1st Quarter Sales)
Steel and concrete structures for the global electric utility industry.

Sales decreased 38.4% to $113.2 million compared with $184.0 million in 2009. The decline in sales was due to lower levels of capital spending by North American utility companies on transmission structures. International utility sales were higher, boosted by projects for developing economies.

In North America, the economic recession has led to a decline in electricity demand and lower revenues for our utility customers. We believe electric utility companies have deferred some transmission projects originally planned for 2010 into later years. Further adding to delays is securing the necessary rights-of-way and permits required to traverse the longer distances of larger transmission projects. Long-term, the planning in support of the need for additional transmission structures in North America remains in place. The need to increase capacity, enable sales of electricity between utilities, and improve the reliability of the grid are the principal drivers of long term transmission investment.

Operating income fell 63.7% to $14.7 million and was 13% of sales. A decline in volumes, margin compression related to competitive market conditions, and an unfavorable sales mix led to the decline in operating income.

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Engineered Support Structures Segment (29% of 1st Quarter Sales)
Structures for lighting and traffic, wireless communication and other specialty structures worldwide.

First quarter sales were $107.0 million, a decrease of 21.3% from $136.0 million in 2009. In North America, lighting and traffic sales were lower due to a decline in federal and state highway spending. State budgetary shortfalls constrain the ability for states to provide matching funds for federally funded highway projects. Although the 2005 highway bill was extended on March 4, of this year until the end of 2010, the lack of a new multi-year highway bill remains an impediment. Weakness in real estate development negatively impacted commercial lighting sales. International lighting and traffic product sales declined due to global economic weakness.

Global sales of wireless structures were lower due to a decrease in carrier network investment in the first quarter both in North America and China.

Operating income decreased 59.4% to $2.6 million or 2.4% of segment sales. The decline in operating income largely resulted from lower volumes and associated operational de-leverage.

Irrigation Segment (30% of 1st Quarter Sales)
Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales increased 5.4% to $108.6 million compared with $103.1 million in 2009. In North America, the sales increase was modest. Growers were cautious in spending as they weighed farm input costs, weather, and the outlook for farm income. International sales were mixed, with some locations benefiting from easing credit and government support programs, while others were hampered by the economic recession and a lower level of project sales.

Operating income increased 28.6% to $15.4 million and was 14.2% of segment sales. The improvement in operating income was primarily the result of increased volumes and lower material costs compared with last year’s first quarter.

Coatings Segment (6% of 1st Quarter Sales)
Hot-dip galvanizing, anodizing and powder coatings to protect against corrosion of steel and aluminum in North American markets.

Sales of $27.9 million were 6.9% below last year’s $30.0 million. The sales decrease reflects reduced customer activity due to the economic recession, lower internal demands and the negative impact of winter weather.

Operating income decreased 24.4% to $4.5 million, or 16.2% of segment sales. The decline in operating income was due to the lower volumes and higher input costs.

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Forward Outlook:

“Our outlook for the year has not changed. We continue to expect earnings for the year to decline around 25% from our record earnings in 2009, before the impact of Delta and any transaction expenses related to the proposed Delta transaction.

“Second quarter sales and earnings will show negative comparisons with 2009,” Mr. Bay said, “However, we expect improvement over the first quarter, as seasonality favors sequential sales gains in most of our businesses.

“As we evaluate the economic indicators pertinent to our businesses, we are beginning to see some encouraging signs. We have seen some positive movement on utility orders for future shipment, lending confidence to our belief that utilities have merely been postponing projects into later years. Farmer sentiment appears improved, and legislators are realizing the link between infrastructure investment and jobs growth. Our businesses should improve with better global economic conditions. Our products provide strong benefits to infrastructure development and efficient agriculture.”

An audio discussion of Valmont’s first quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 48122518 or via the Internet at 8:00 a.m. April 16, 2010 CDT, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21 After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 48122518 beginning April 16, 2010 at 10:00 a.m. CDT through 12:00 p.m. CST on April 23, 2010.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

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This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.
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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	First Quarter
	13 Weeks Ended
	27-Mar-10	28-Mar-09
Net sales	$367,402	$455,154
Cost of sales	266,672	326,838
Gross profit	100,730	128,316
Selling, general and administrative expenses	69,081	69,997
Operating income	31,649	58,319
Other income (expense)
Interest expense	(5,962)	(4,284)
Interest income	356	332
Miscellaneous	(77)	(1,798)
	(5,683)	(5,750)
Earnings before income taxes, minority
interest, and equity in earnings of
nonconsolidated subsidiaries	25,966	52,569
Income tax expense	9,445	17,255
Earnings before minority interest, equity in
earnings of nonconsolidated
subsidiaries	16,521	35,314
Earnings (losses) in nonconsolidated subsidiaries	114	566
Net earnings	16,635	35,880
Less: Earnings attributable to the non-controlling interest	(172)	(16)
Net earnings attributable to Valmont Industries, Inc.	$16,463	$35,864

Average shares outstanding (000's) - Basic	26,031	25,902
Earnings per share - Basic	$0.63	$1.38

Average shares outstanding (000's) - Diluted	26,419	26,225
Earnings per share - Diluted	$0.62	$1.37

Cash dividends per share	$0.150	$0.130

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	First Quarter
	13 Weeks Ended
	27-Mar-10	28-Mar-09

Net sales
Engineered Support Structures	$107,006	$136,036
Utility Support Structures	113,228	183,960
Coatings	27,930	30,012
Infrastructure products	248,164	350,008

Irrigation	108,639	103,062
Other	22,289	19,320
Less: Intersegment sales	(11,690)	(17,236)
Total	$367,402	$455,154

Operating Income
Engineered Support Structures	$2,610	$6,423
Utility Support Structures	14,706	40,474
Coatings	4,532	5,991
Infrastructure products	21,848	52,888

Irrigation	15,398	11,970
Other	4,264	3,603
Corporate	(9,861)	(10,142)
Total	$31,649	$58,319

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries worldwide and for other specialty applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In the fourth quarter of 2009, the Company reorganized its management structure and redefined the Utility Support Structures segment to include Utility support structures activities on a global basis. Previously, sales of utility support structures were reported as part of the Engineered Support Structures segment. Fiscal 2009 figures have been reclassified to conform to the 2010 presentation.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of tubular products and industrial fasteners, are reported in the “Other” category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	27-Mar-10	28-Mar-09
ASSETS
Current assets:
Cash and cash equivalents	$373,987	$75,822
Accounts receivable, net	256,672	320,229
Inventories	211,679	317,161
Prepaid expenses	20,333	14,799
Refundable and deferred income taxes	38,104	29,649
Total current assets	900,775	757,660
Property, plant and equipment, net	276,628	273,551
Goodwill and other assets	300,376	299,483
	$1,477,779	$1,330,694

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$281	$1,059
Notes payable to banks	10,442	13,843
Accounts payable	114,319	138,381
Accrued expenses	106,009	101,715
Dividend payable	3,947	3,412
Total current liabilities	234,998	258,410
Long-term debt, excluding current installments	351,127	330,720
Other long-term liabilities	78,638	67,958
Shareholders' equity	813,016	673,606
	$1,477,779	$1,330,694

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CALCULATION OF COST OF DELTA, plc ACQUISITION EXPENSES
(Dollars in thousands)
(unaudited)
	As Reported	Delta Transaction Costs	Without Delta Transaction Costs
Operating Income	$31,649	$(2,200)	$33,849

Earnings before taxes and equity in earnings of nonconsolidated subsidiaries	$25,966	$(4,977)	$30,943

Net earnings attributable to Valmont Industries, Inc.	$16,463	$(3,349)	$19,812

Diluted earnings per share	$0.62	$(0.13)	$0.75

The Company incurred certain expenses in the first quarter of 2010 associated with the offer to purchase the ordinary shares of Delta plc (Delta). The expenses included $2,200 of SG&A expenses related to the Company's evaluation of Delta and other required expenses associated with the Company's offer. The Company also incurred $2,777 of financing costs related to a bridge financing facility that was established to provide part of the required committed financing to complete the Delta acquisition, as required by United Kingdom takeover regulations. The Delta Transaction Costs adjustment for Net earnings above is net of tax effect calculated at an estimated effective tax rate of 32.7%. Management believes the exclusion of expenses incurred in the quarter related to the pending Delta acquisition is useful for assessing Valmont’s operating performance and provides investors with a more consistent basis of comparison with prior periods.